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                                                                    Exhibit 10.1


Nov. 14, 2001

Phil Rehkemper
19670 Scotland Drive
Saratoga, CA 95070

Dear Phil:

On behalf of Alliance Fiber Optic Products, Inc. (the "Company"), I am pleased to invite you to join the Company as Chief Finance Office. In this position, you will be expected to devote your full business time, attention, and energies to the performance of your duties with the Company. The effective date of your employment will be no later than Dec. 4, 2001, and you will be reporting directly to CEO, Peter Chang.

The terms of this offer of employment are as follows:

1. Compensation: As a full-time, regular, exempt employee, your annual salary will be One Hundred Sixty Five Thousand dollars ($165,000). The Company will pay you Six Thousand Three Hundred Forty Six dollar ($6,346) bi-weekly in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

2. Benefits: You will be entitled, during the term of your employment, to the Company's standard PTO and benefits covering employees, as such may be in effect from time to time.

3. Stock Options: Subject to action at the Company's next Board of Directors Compensation Committee meeting and in compliance with applicable state and federal securities laws, the Company will grant you an option to purchase two hundred eighty thousand shares of the Company's Common Stock pursuant to the AFOP 2000 Stock Incentive Plan (the "Plan"), a copy of which will be provided to you. The exercise price of the option will be the fair market value of the Company's Common Stock on the date of grant. The option will vest over four years with 25% of the shares subject to vesting at the end of each year of employment until all shares are vested, subject to all provisions of the Plan and an option agreement to be issued pursuant to the plan.



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Phil Rehkemper
Nov. 14, 2001
Page 2 of 3


4. At-Will Employment: You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages, awards, or compensation other than as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

5. Severance: In the event that the Company is acquired by other companies or the Company replaces Peter Chang with new CEO, your employment with the Company (or its successor) is involuntarily terminated without cause, then AFOP will provide a severance package that consist of three month base salary plus 25% vesting of stock, if you have not yet vested 25%.

6. Immigration Laws: For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three days of your employment, or your employment relationship with the Company will be terminated.

7. New Hire Orientation: You will be attending a new hire orientation session Dec. 4, 2001. During this session, many items will be discussed including your benefits. You should bring the entire benefits package you received with this letter to this orientation, as we will ask you to sign all the documents during this session. We would also like to ask that you bring your I-9 documents to this session.

8. Confidential Information Agreement: As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employee's Proprietary Information and Inventions Agreement.

9. Arbitration Agreement: As a condition of accepting this offer of employment, you will be required to sign and return the Company's Arbitration Agreement.

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Phil Rehkemper
Nov. 14, 2001
Page 3 of 3


Phil, we look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing the enclosed copy of this letter in the space provided below and returning it to me. This offer of employment is contingent upon the successful completion of our standard background check. This offer will terminate if not accepted on or before Nov. 15, 2001.

Sincerely yours,

ALLIANCE FIBER OPTIC PRODUCTS, INC.

Peter C. Chang
Chief Executive Officer

ACCEPTED:

/s/ Phil Rehkemper
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Phil Rehkemper                                     Date